Exhibit 99.1

Seelos Therapeutics Announces Investigational New Drug Application Submission for SLS-005

NEW YORK, July 17, 2019 /GLOBE NEWSWIRE/ -- Seelos Therapeutics, Inc. (NASDAQ: SEEL), a clinical-stage biopharmaceutical company, announced today that it has submitted an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA) for the initiation of a Phase IIb/III clinical study of SLS-005 (trehalose) for the treatment of Sanfilippo syndrome (SFS).

Seelos is working in collaboration and under a grant with Team Sanfilippo Foundation (TSF), a nonprofit foundation founded by parents of children with Sanfilippo syndrome. In May, Seelos announced the intention to expand this IND to be a combined Phase IIb/III, multicenter study designed to assess safety, tolerability and efficacy of trehalose IV in Sanfilippo A and B based on functional outcomes, biomarkers, neuro-cognitive assessments and quality of life measurements.

"We are very excited to be working with Team Sanfilippo to offer this innovative therapy to these patients for whom there is no effective treatment," said Warren Wasiewski, M.D., F.A.A.P., Chief Medical Officer of Seelos Therapeutics. Dr. Wasiewski, who recently joined the company to lead the collaboration with TSF and spearhead SLS-005 development, added, "Trehalose, with its multiple mechanisms of action, has the potential to be effective in a number of Neurologic diseases for which we intend to explore."

Additionally, based on an overwhelming response from the Sanfilippo community worldwide, TSF, in collaboration with Seelos Therapeutics, has decided to expand inclusion of Sanfilippo type C and D patients as well as type A and B patients who do not meet the trial entry criteria into a separate expanded patient access study.

About Trehalose:

Trehalose is a low molecular weight disaccharide (.342 kDa) that crosses the blood brain barrier, stabilizes proteins, and importantly activates autophagy which is the process that clears material from cells. In several animal models of diseases, associated with abnormal cellular protein aggregation or storage of pathologic material, it has been shown to reduce aggregation of misfolded proteins and reduce accumulation of pathologic material. Trehalose activates autophagy through the activation of Transcription Factor EB ("TFEB"), a key factor in lysosomal and autophagy gene expression. Activation of TFEB is an emerging therapeutic target for a number of diseases with pathologic accumulation of storage material.

About Team Sanfilippo Foundation:

Team Sanfilippo Foundation (TSF) is a nonprofit medical research foundation founded in 2008 by parents of children with Sanfilippo Syndrome. TSF's mission is to fund potential therapies that can be in clinical trials in the near future. Team Sanfilippo is dedicated to providing assistance to families to gain access to clinical trials, treatments and compassionate use. Team Sanfilippo remains dedicated to getting children of all ages access to clinical trials and treatments and assistance to families enrolled in clinical trials. For more information, please visit teamsanfilippo.org.

About Seelos Therapeutics:

Seelos Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development and advancement of novel therapeutics to address unmet medical needs for the benefit of patients with central nervous system (CNS) disorders and other rare disorders. The Company's robust portfolio includes several late-stage clinical assets targeting psychiatric and movement disorders, including orphan diseases.

Seelos is based in New York, New York. For more information, please visit our website: http://seelostherapeutics.com, the content of which is not incorporated herein by reference.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. For example, we are using forward-looking statements when we discuss Seelos' future operations and its ability to successfully initiate and complete clinical trials and achieve regulatory milestones and related timing; the nature, strategy and focus of Seelos' business; the development and commercial potential and potential benefits of any of Seelos' product candidates including Trehalose; and that Seelos' product candidates have the potential to address critical unmet needs of patients with serious diseases and conditions. Seelos may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Because such statements deal with future events and are based on Seelos' current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Seelos could differ materially from those described in or implied by the statements in this press release, including: the uncertainties associated with the clinical development and regulatory approval of Seelos' product candidates, including potential delays in the commencement, enrollment and completion of clinical trials; the potential that earlier clinical trials and studies of Seelos' product candidates may not be predictive of future results; and the requirement for additional capital to continue to advance these product candidates, which may not be available on favorable terms or at all. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including those risks discussed in Seelos' filings with the Securities and Exchange Commission. Except as otherwise required by law, Seelos disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events or circumstances or otherwise.

Contact Information:

Anthony Marciano
Head of Corporate Communications
Seelos Therapeutics, Inc. (NASDAQ: SEEL)
300 Park Ave., 14th Fl
New York, NY 10022
(646) 293-2136
 anthony.marciano@seelostx.com
www.seelostherapeutics.com
https://twitter.com/seelostx
https://www.linkedin.com/company/seelos